Exhibit 99.1

Qualigen Therapeutics, Inc. Reports Second Quarter 2022 Financial Results and Provides Corporate Update

Q2 2022 FastPack ® Sales increased approximately 28%, and gross profit on product sales was up 64% year-over-year from Q2 2021

Milestone achievements in QN-302 and QN-247 oncology therapeutic programs and acquisition of majority stake in NanoSynex strengthen Company’s diversified product portfolio

CARLSBAD, Calif., August 16, 2022 — Qualigen Therapeutics, Inc. (Nasdaq: QLGN Qualigen Therapeutics, Inc.), a diversified life sciences company focused on developing treatments for adult and pediatric cancers with potential for Orphan Drug Designation, while also commercializing diagnostics, today announces its financial results for the second quarter ended June 30, 2022, and provides an update on its therapeutic pipeline and other corporate developments.

Corporate and Financial Highlights For Q2 2022 and to Date:

Diagnostics Business

●	In the first full quarter since assuming full responsibility for sales and marketing of FastPack® from Sekisui, sales increased approximately 28% year-over-year from Q2 2021, with gross profit up 64%
●	Completed the acquisition of a majority stake in NanoSynex Ltd., an Israeli-based developer of next generation diagnostics technology
●	Appointed Shishir Sinha, the Company’s Chief Operating Officer, to lead the Company’s growing diagnostics business

Therapeutics Pipeline

●	In vivo readout of QN-247 revealed robust efficacy signal and no safety issues in triple negative breast cancer model
●	Engaged leading international CDMO Hande Sciences to conduct manufacturing scale-up activities to support the Company’s IND-enabling good laboratory practice (GLP) studies for its lead therapeutic program, QN-302
●	Initiated Investigational New Drug, or IND-enabling, studies for its lead therapeutic program, QN-302 in pancreatic cancer
●	Identified an in vivo maximum tolerated dose of QN-302, which corroborates a therapeutic window for target indications as demonstrated in earlier efficacy studies
●	Featured two abstracts for the Company’s RAS inhibitor program in the American Society for Clinical Oncology’s (ASCO) Annual Meeting Abstract Book
●	Presented three posters authored by Dr. Steven Neidle on QN-302 at the American Association of Cancer Research (AACR) Annual Meeting in April 2022

Michael Poirier, Qualigen’s Chairman and CEO commented, “The second quarter of 2022 has been dynamic for both therapeutics and diagnostics, as we have hit our projected milestones either on time or ahead of schedule. We are very pleased with the results of our FastPack sales, as they validate the execution of our strategy to assume full responsibility for the sales and marketing of FastPack following the expiration of our agreement with Sekisui Diagnostics and demonstrate our efficient separation. Sales results for the quarter met our expectations, and we are looking forward to continued successful results.”

“In the meantime, within therapeutics, we have been active in preparations for an IND submission of our lead therapeutics program QN-302. We remain on track to complete our IND-enabling studies for QN-302 in the third and fourth quarters of 2022. Regarding QN-247, we have identified a potential initial indication of triple negative breast cancer in solid tumors, and we are also excited about the potential for our RAS-F compound, as that target continues to generate interest in the scientific community, and we look forward to advancing development of that promising program.”

“Finally, our majority interest in NanoSynex provides potential for us in a large, underserved and critically important diagnostics sector, even as that technology is still in the development stage. The structure of that partnership is such that, at this time, there is measured and focused financial commitment on our part, and we continue to carefully manage our cash. As I mentioned in a recent announcement, notwithstanding our current cash position, we have positioned the Company to raise capital should the need arise, based on the emerging strength of our multiple programs across both pillars of our business, and as we determine that market conditions are becoming more favorable. Our keen focus for the remainder of 2022 remains on execution and achieving our value driving milestones,” concluded Mr. Poirier.

Second Quarter Financial Highlights

Revenues for the three months ended June 30, 2022 were $1.4 million compared to approximately $1.1 million in the same quarter of the previous year. All revenues generated during the quarter were from product sales of diagnostics. Importantly, in the first full quarter since assuming full responsibility for sales and marketing from Sekisui, FastPack sales increased approximately 28% year-over-year from the three months ended June 30, 2021, with gross profit up from approximately $0.2 million to $0.3 million.

For the three months ended June 30, 2022, Qualigen reported a net loss of $4.1 million, or $0.11 per share, compared to a net loss of $5.4 million, or $0.19 per share, for the corresponding period in 2021, a reduction of approximately 24%.

Research and development costs decreased from $4.5 million for the three months ended June 30, 2021 to $1.5 million for the three months ended June 30, 2022. Of these costs, $1.1 million (73%) was attributable to therapeutics and $0.4 million (27%) was attributable to diagnostics. Of the $4.5 million of research and development costs for the three months ended June 30, 2021, $4.2 million (93%) was attributable to therapeutics and $0.3 million (7%) was attributable to diagnostics. The decrease in therapeutics research and development costs during the three months ended June 30, 2022 compared to the three months ended June 30, 2021 was primarily due to a $3.4 million decrease in pre-clinical research costs related to the potential application of QN-165 for the treatment of COVID-19 (which has since been deprioritized to a non-core program), a $0.2 million decrease in legal and recruiting fees, offset by an increase of $0.1 million in pre-clinical research costs for QN-302, which we in-licensed in January 2022, an increase of $0.2 million in pre-clinical research costs for QN-247, and an increase of $0.2 million in pre-clinical research costs for our RAS program, The increase in diagnostics costs during the three months ended June 30, 2022 compared to the three months ended June 30, 2021 was due primarily to an increase in supplies expense of $0.1 million. For the future, we expect our therapeutic research and development costs to continue to outweigh our diagnostic research and development costs, and to be relatively lower in periods when we are focusing on pre-clinical activities and meaningfully higher in periods when we are provisioning for and conducting clinical trials, if any.

As of June 30, 2022, Qualigen Therapeutics had $9.7 million in cash. The Company believes its cash is sufficient to fund its anticipated operations into 2023.

About Qualigen Therapeutics, Inc.

Qualigen Therapeutics, Inc. is a diversified life sciences company focused on developing treatments for adult and pediatric cancer, as well as maintaining and expanding its core FDA-cleared FastPack ® System, which has been used successfully in diagnostics for over 20 years. Our investigational QN-302 compound is a small molecule selective transcription inhibitor with strong binding affinity to G4s prevalent in cancer cells; such binding could, by stabilizing the G4s against “unwinding,” help inhibit cancer cell proliferation. Our investigational QN-247 compound inhibits nucleolin, a key multi-functional regulatory protein that is overexpressed in cancer cells; QN-247 may thereby be able to inhibit the cells’ proliferation. QN-247 has shown promise in preclinical studies for the treatment of acute myeloid leukemia (AML). The investigational compounds within Qualigen’s RAS-F family of RAS oncogene protein-protein interaction inhibitor small molecules are believed to inhibit or block the binding of mutated RAS genes’ proteins to their effector proteins, thereby leaving the proteins from the mutated RAS unable to cause further harm. In theory, such mechanism of action may be effective in the treatment of about one quarter of all cancers, including certain forms of pancreatic, colorectal, and lung cancers. In addition to its oncology drug pipeline, Qualigen has an established diagnostics business which manufactures and distributes proprietary and highly accurate rapid blood testing systems to physician offices and small hospitals for the management of prostate cancer and other diseases and health conditions.

For more information about Qualigen Therapeutics, Inc., please visit www.qualigeninc.com.

Forward-Looking Statements

This news release contains forward-looking statements by Qualigen that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. These statements include those related to the Company’s prospects and strategy for its diagnostics business and development of its therapeutic drug candidates. Actual events or results may differ from the Company’s expectations. For example, there can be no assurance that the NanoSynex transaction will be successful, the Company will be able to continue to maintain its diagnostic sales and marketing engine without interruption following the expiration of its distribution agreement with Sekisui Diagnostics, compete with others in this industry or expand market demand and/or market share for its diagnostics products, nor can there be any assurance that the Company will be able to bring the NanoSynex diagnostics technology to market or successfully develop any drugs (including QN-302, QN-247 and RAS-F); that preclinical development of the Company’s drugs (including QN-302, QN-247 and RAS-F, and the deprioritized infectious-disease drug candidate QN-165) will be completed on any projected timeline or will be successful; that any clinical trials will be approved to begin by or will proceed as contemplated by any projected timeline, or at all; that any future clinical trial data will be favorable or that such trials will confirm any improvements over other products or lack negative impacts; that any drugs will receive required regulatory approvals (or Fast Track designation or Orphan Drug status) or that they will be commercially successful; that patents will issue on the Company’s owned and in-licensed patent applications; that such patents, if any, and the Company’s currently owned and in-licensed patents would prevent competition; or that the Company will be able to procure or earn sufficient working capital to complete the development, testing and launch of the Company’s prospective therapeutic products (including QN-302, QN-247 and RAS-F, and QN-165). The Company’s stock price could be harmed if any of the events or trends contemplated by the forward-looking statements fail to occur or is delayed or if any actual future event otherwise differs from expectations. Additional information concerning these and other risk factors affecting the Company’s business can be found in the Company’s prior filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, all of which are available at www.sec.gov.

The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this news release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Jules Abraham

JQA Partners, Inc.

917-885-7378

jabraham@jqapartners.com

Source: Qualigen Therapeutics, Inc.

QUALIGEN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

(Unaudited)

	2022	2021	2022	2021
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
REVENUES
Net product sales	$1,430,534	$1,117,935	$2,152,563	$2,538,776
License revenue	—	—	—	478,654
Total revenues	1,430,534	1,117,935	2,152,563	3,017,430
EXPENSES
Cost of product sales	1,099,677	916,624	1,928,524	2,119,103
General and administrative	2,660,857	2,952,100	5,559,608	5,826,038
Research and development	1,506,227	4,508,466	3,370,972	8,007,840
Sales and marketing	305,103	135,543	443,426	272,129
Total expenses	5,571,864	8,512,733	11,302,530	16,225,110

LOSS FROM OPERATIONS	(4,141,330)	(7,394,798)	(9,149,967)	(13,207,680)

OTHER INCOME (EXPENSE), NET
Gain on change in fair value of warrant liabilities	14,800	1,982,256	698,042	2,535,064
Interest income, net	4,824	12,718	11,132	30,061
Other income (expense), net	(376)	2,352	(341)	2,894
Total other income, net	19,248	1,997,326	708,833	2,568,019

LOSS BEFORE PROVISION FOR INCOME TAXES	(4,122,082)	(5,397,472)	(8,441,134)	(10,639,661)

PROVISION FOR INCOME TAXES	5,438	605	6,173	1,135

NET LOSS	(4,127,520)	(5,398,077)	(8,447,307)	(10,640,796)

Net loss attributable to noncontrolling interest	(4,116)	—	(4,116)	—

Net loss attributable to Qualigen Therapeutics, Inc.	$(4,123,404)	$(5,398,077)	$(8,443,191)	$(10,640,796)

Net loss per common share, basic and diluted	$(0.11)	$(0.19)	$(0.23)	$(0.37)
Weighted—average number of shares outstanding, basic and diluted	36,680,156	28,850,451	35,990,933	28,510,014

Other comprehensive loss, net of tax
Net loss	$(4,127,520)	$(5,398,077)	$(8,447,307)	$(10,640,796)
Foreign currency translation adjustment	65,540	—	65,540	—
Other comprehensive loss	(4,061,980)	(5,398,077)	(8,381,767)	(10,640,796)
Comprehensive loss attributable to noncontrolling interest	(4,116)	—	(4,116)	—
Comprehensive loss attributable to Qualigen Therapeutics, Inc.	$(4,057,864)	$(5,398,077)	$(8,377,651)	$(10,640,796)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QUALIGEN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
Current assets
Cash	$9,746,257	$17,538,272
Accounts receivable, net	719,883	822,351
Inventory, net	1,310,213	1,055,878
Prepaid expenses and other current assets	1,928,383	1,379,896
Total current assets	13,704,736	20,796,397
Restricted cash	5,719	—
Right-of-use assets	1,535,764	1,645,568
Property and equipment, net	329,630	204,216
Intangible assets, net	5,858,446	171,190
Goodwill	4,896,223	—
Other assets	18,333	18,334
Total Assets	$26,348,851	$22,835,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$918,327	$886,224
Accrued expenses and other current liabilities	1,414,535	1,793,901
R&D grant liability	1,098,733	—
Deferred revenue, current portion	109,833	135,063
Operating lease liability, current portion	177,439	134,091
Short term debt-related party	939,919	—
Warrant liabilities	987,300	1,686,200
Total current liabilities	5,646,086	4,635,479
Operating lease liability, net of current portion	1,425,808	1,542,564
Deferred revenue, net of current portion	70,814	92,928
Deferred tax liability	736,000	—
Total liabilities	7,878,708	6,270,971
Stockholders’ equity
Qualigen Therapeutics, Inc. stockholders’ equity:
Common stock, $0.001 par value; 225,000,000 shares authorized; 38,795,541 and 35,290,178 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	38,795	35,290
Additional paid-in capital	107,557,744	101,274,073
Accumulated other comprehensive income	65,540	—
Accumulated deficit	(93,187,820)	(84,744,629)
Total Qualigen Therapeutics, Inc. stockholders’ equity	14,474,259	16,564,734
Noncontrolling interest	3,995,884	—
Total Stockholders’ Equity	18,470,143	16,564,734
Total Liabilities & Stockholders’ Equity	$26,348,851	$22,835,705

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.